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                                                                   Exhibit 11
                    MEREDITH CORPORATION AND SUBSIDIARIES          ----------
                 Computation of Primary and Fully Diluted Per
                 Common Share Earnings - Treasury Stock Method
                         Five years ended June 30, 1997
               (not covered by Independent Accountants' Opinion)

  (Note: All share and per-share information reflects the two-for-one stock split effected March 16, 1995 and the two-for-one split effected March 17, 1997.)

Weighted average number of shares (in thousands)

                                 Dilutive effect of
                                  unexercised stock
            Weighted average    options and management
            number of shares     incentive deferred
              outstanding              awards                  Total
            ----------------    ----------------------    ----------------
                      Fully                  Fully                  Fully
            Primary  Diluted       Primary  Diluted       Primary  Diluted
            -------  -------       -------  -------       -------  -------
1997         53,567   53,567        1,936    2,356         55,503   55,923
1996         54,796   54,796        1,549    1,626         56,345   56,422
1995         54,850   54,850          658      696         55,508   55,546
1994         56,730   56,730          404      476         57,134   57,206
l993         61,066   61,066           80       80         61,146   61,146

Primary and fully diluted earnings per common share

        Earnings from                         Cumulative
      Cont. Operations       Earnings         Effect of
      Before Cum. Effect       from           Change in
        of Change in       Discontinued       Accounting
      Acctg. Principles     Operations        Principles          Total
      ------------------  ---------------  ----------------  ----------------
                 Fully             Fully             Fully             Fully
       Primary  Diluted   Primary Diluted  Primary  Diluted  Primary  Diluted
       -------  -------   ------- -------  -------  -------  ------- --------
1997    $1.22    $1.20*    $ .50   $ .50    $   -    $   -    $1.72    $1.70*
1996      .97      .97      (.01)   (.01)       -        -      .96      .96
1995      .79      .79      (.07)   (.07)    (.83)    (.83)    (.11)    (.11)
1994      .57      .57      (.09)   (.09)       -        -      .48      .48
1993      .35      .35      (.04)   (.04)       -        -      .31      .31

Note:  Primary - based on average market prices.
       Fully Diluted - Based on the higher of the average market price or the market price at June 30 of each year.

*Dilution less than three percent from primary earnings per share and therefore not considered to be material.